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                             FORM OF PRESS RELEASE

                           UNO RESTAURANT CORPORATION

 UNO RESTAURANT CORPORATION TO COMMENCE TENDER OFFER FOR UP TO 1,000,000 SHARES
                 OF ITS COMMON STOCK AND ANNOUNCES PRELIMINARY
                           RESULTS FOR FOURTH QUARTER

     BOSTON, MASSACHUSETTS -- SEPTEMBER 29, 1998 -- Uno Restaurant Corporation (NYSE:UNO) (the "Company") announced today that it will commence a "dutch auction" tender offer for up to 1,000,000 shares of its common stock, representing approximately 9.4% of its currently outstanding shares. Under the terms of the offer, the Company will invite stockholders to tender their shares at prices specified by the tendering stockholders within a range of $5.75 to $7.00 per share.

     The tender offer will begin on September 29, 1998, and will expire at 5:00 p.m., New York City time, on October 30, 1998, unless extended by the Company.

     Based upon the number of shares tendered and the prices specified by the tendering stockholders, the Company will select a single per share purchase price within the $5.75 to $7.00 price range to be paid for shares which have been tendered at or below the selected price. If the offer is over-subscribed, shares will be purchased first from shares unconditionally tendered at or below the purchase price on a pro rata basis and then from shares unconditionally tendered at or below the purchase price selected by lot. The Company reserves the right to purchase more than 1,000,000 shares, and under certain circumstances, less than 1,000,000 shares. The tender offer is not conditioned on any minimum number of shares being tendered.

     The Board of Directors of the Company is not making any recommendation to stockholders as to whether they should tender any shares pursuant to the offer. BancBoston Robertson Stephens Inc. is acting as Dealer-Manager and ChaseMellon Shareholder Services, L.L.C. is acting as Information Agent and Depositary in connection with the tender offer.

     The Company expects to announce fourth quarter and full year results for the fiscal year ended September 27, 1998, during the first week of November. Average weekly and comparable store sales for the fourth quarter ended September 27, 1998 increased by 3.7% and 2.5%, respectively. Preliminary earnings projections for the fourth quarter are $.18-$.20 per share. These results are unaudited. Stockholders should be cautioned that final results may differ from the Company's preliminary estimates.

     Uno Restaurant Corporation currently operates 94 "Pizzeria Uno . . . Chicago Bar & Grill" casual dining, full-service restaurants primarily from New England to Virginia, as well as Florida, Chicago and Denver, and franchises 63 units in 19 states, the District of Columbia, Puerto Rico and Seoul, Korea. The Company also operates a consumer foods division, which supplies American Airlines, movie theaters, hotel restaurants and supermarkets primarily in the Northeast with frozen and refrigerated Pizzeria Uno brand products, as well as certain private label products.

     Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties which could cause actual results to differ from those projected, including without limitation, the Company's ability to open new restaurants and operate new and existing restaurants profitably, changes in local, regional, national and international economic conditions, especially economic conditions in the areas in which the Company's restaurants are concentrated, increasingly intense competition in the casual-dining segment of the restaurant industry, increases in food, labor, employee benefits and similar costs, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

                                  * * * * * *

  For more information, contact: Bob Vincent, Chief Financial Officer, Phone:
                           (617) 323-9200 (ext. 215)